Exhibit 8.2

Loeb & Loeb LLP 10100 Santa Monica Blvd. Suite 2200 Los Angeles, CA 90067	Main 310.282.2000 Fax 310.282.2200

June 25, 2025

NV5 Global, Inc.
200 South Park Road, Suite 350

Hollywood, FL 33021

Re:	Registration Statement of Acuren Corporation

Ladies and Gentlemen:

We have acted as United States counsel to NV5 Global, Inc., a Delaware corporation (the “Company”), in connection with the Mergers, as defined and described in the Agreement and Plan of Merger entered into by and among Acuren Corporation, a Delaware corporation (“Parent”), Ryder Merger Sub I, Inc., a Delaware corporation (“Merger Sub I”), Ryder Merger Sub II, Inc., a Delaware corporation and the Company dated May 14, 2025 (the “Merger Agreement”) providing for the merger of Merger Sub I with and into the Company, with the Company continuing as the surviving corporation, and the subsequent merger of the Company with and into Merger Sub II, with Merger Sub II continuing as the surviving corporation. Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Merger Agreement. The Mergers referred to in the Merger Agreement, taken together, are collectively referred to herein as the “Merger.”

The Merger and certain other related transactions are described in the Registration Statement of Parent on Form S-4 under the Securities Act of 1933, as amended (the “Securities Act”), filed on June 9, 2025 (Registration Number 333-287888) as amended through the date hereof (the “Registration Statement”).

In rendering this opinion, we have reviewed the Registration Statement and have assumed with your approval the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the completeness and accuracy of the documents reviewed by us. We have assumed with your approval and have not verified the accuracy of the factual matters and representations set forth in the Registration Statement.

Based on the foregoing and subject to the assumptions, limitations and qualifications stated in the Registration Statement and herein, (i) it is our opinion that the Merger should be treated for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) we hereby confirm and adopt as our opinion the statements of United States federal income tax law on the date hereof as set forth in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences of the Merger.”

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For the United States offices, a limited liability partnership including professional corporations. For Hong Kong office, a limited liability partnership.

NV5 Global, Inc. June 25, 2025 Page 2

This opinion is based upon the existing provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, published revenue rulings and procedures from the United States Internal Revenue Service (“IRS”) and judicial decisions, all as in effect on the date hereof. Any such authority is subject to change, and any change may be retroactive in effect and may affect our opinion as set forth herein. Our opinion is based on the facts, assumptions and representations set forth in the Registration Statement and this opinion. If any of the facts, assumptions or representations is not true, correct or complete, our opinion may not be applicable. We undertake no responsibility to update this opinion or to advise you of any developments or changes as a result of a change in legal authority, fact, representation, assumption or document, or any inaccuracy in any fact, representation or assumption, upon which this opinion is based, or otherwise.

Our opinion is not binding on the IRS or a court. The IRS may disagree with one or more of our conclusions, and a court may sustain the IRS’s position.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to this firm as counsel to the Company under the caption “Material U.S. Federal Income Tax Consequences of the Merger” in the Registration Statement, without implying or admitting that we are “experts” within the meaning of the Securities Act or the rules and regulations promulgated thereunder, with respect to any part of the Registration Statement, including this exhibit.

Regards,

/s/ Loeb & Loeb LLP